For Immediate Release

ENERGYTEC PROVIDES OPERATIONAL UPDATE,
ANNOUNCES DIVESTITURE PROGRAM

DALLAS, Texas, January 19, 2007—Energytec, Inc. (OTC: EYTC) today provided an operational update on various projects and announced a divestiture plan for unprofitable or marginal properties.

As of December 31, 2006, the Company had responsibility for operations on 510 wells of which 138 were in production and 372 were shut-in or non-producing for various reasons. For December 2006, the Company’s daily total production averaged 481 barrels of oil per day and 487 mcf gas per day.

In Talco, the Company has steadily increased the oil produced since April 2006. This was accomplished with a smaller staff, limited financial capability, a greatly reduced field work force and curtailed production from wells shut-in by the Texas Railroad Commission due to illegally dually completed wells. The Company has spent considerable time and money attempting to rectify the illegally dually completed wells and reconcile these wells with the spacing rules established by the Texas Railroad Commission. Cary Dukes, Vice President of Production and Operations, said, “We have worked tirelessly on this problem which was created by the prior operator. It is not a simple matter of paperwork. But we have already restored production in some wells in single zones and established credibility with the RRC for confronting the issues at hand.”

The Redwater properties have been hampered by problems experienced by the gas purchaser (Enbridge) at their plant and by delays in having the Company’s oil production picked up on a timely basis. Those issues are resolved in large part and the Redwater properties should recover to more normal levels of production in February.

The Company recently sold 68 wells in East Texas as part of a divestiture program designed to dispose of wells that are unprofitable or marginally profitable wells. The total production was less than ten barrels of oil per day net to the Company’s interest from these wells and represented a multi-million dollar plugging liability. The Company is also reviewing operations in central and south Texas with an intent to dispose of properties that are not profitable for the Company. The Company would sell its working interest and operations in these properties and any other working interest owners would work with a new operator.

Mr. Dukes said, “Costs have risen consistently throughout 2006 for materials, labor, insurance, chemicals, and other products and services. These increased costs need to be measured against product prices, transportation fees, maintenance requirements, well-life and the like. We must make money to stay in business and we have a duty to the stockholders to maximize value. Costly junk wells and leases with large plugging liabilities are not part of our future.”

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Energytec, January 19, 2007–Page 2 of 2

ABOUT ENERGYTEC

Energytec, Inc. is an independent oil and gas company based in Plano, Texas principally engaged in acquisition and development of mature fields. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field. For further information, call Energytec at 972-985-6715 or email the Company at energytec@energytec.com. The Company also maintains a website, www.newenergytec.com, which contains, among other items, pertinent corporate information and links to filings with the SEC.

The statements included in this document concerning Management’s plans and objectives constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited, to factors detailed in the Company’s annual and quarterly filings; down-turns in the Company’s primary markets; the ability to find parties interested in the acquisition of unprofitable properties; disruption to the Company’s operations from acts of God or extended maintenance; production and transportation difficulties; cost containment and further financial constraints. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur.